EXHIBIT 23E11
December 10, 2010
Mr. Mark Swanson
Treasurer and Principal Financial Officer
SSgA Funds
1301 second Avenue, 18th Floor
Seattle, WA 98101
RE:     SSgA Funds Distribution Fee Waiver
Dear Mark:
State Street Global Markets LLC (“SSGM”), as distributor to The SSgA Funds (the “Funds”), agrees to waive up to .70 of 1% (70 basis points) of the Rule 12b-1 and distribution fee for the Class R Shares of the following Funds on an annual basis until December 31, 2011:
SSgA Fund Name
Bond Market Class R
Small Cap Class R
Life Solutions Balanced Class R
Life Solutions Growth Class R
Life Solutions Income and Growth Class R
This agreement, which supersedes any prior voluntary distribution fee waiver or reimbursement arrangements for the Funds may, at SSGM’s option, continue after the date set forth above, but may be revised or eliminated at any time thereafter without notice. If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.
Sincerely,
STATE STREET GLOBAL MARKETS LLC
By: /s/ Anthony Rochte
Its: Senior Managing Director
Accepted and Agreed: SSgA Funds, on behalf of the portfolios named above
By: /s/ Mark E. Swanson
Mark E. Swanson, Treasurer and Principal Financial Officer